EXHIBIT 4.2

                     CERTIFICATE OF INCORPORATION
                              OF
                     SCHERING-PLOUGH CORPORATION

[Includes all amendments effective June 3, 1997]


              First:  The name of the Corporation is
Schering-Plough Corporation.

          Second: The Corporation is organized to engage in any activity within the purposes for which a corporation may be organized under the New Jersey Business Corporation
Act.

            Third: The aggregate number of shares which the Corporation shall have authority to issue shall be one billion two hundred fifty million (1,250,000,000) shares to consist of:

           (a)       One billion two hundred million
(1,200,000,000) Common Shares of the par value of One Dollar ($1.00) per share, and

           (b)       Fifty million (50,000,000) Preferred
Shares of the par value of One Dollar ($1.00) per share issuable in series to consist of:

                      (i)  One million, five hundred
thousand (1,500,000) Preferred Shares designated
"Series A Junior Participating Preferred Stock," and

                      (ii)  Forty-eight million, five
hundred thousand (48,500,000) Preferred Shares whose designations have not yet been determined.

       Fourth: The relative rights, preferences and limitations of each class and series are as follows:

          (a)       COMMON SHARES

                     (1)  VOTING RIGHTS.  Each holder of
record of Common Shares shall be entitled to one vote in person or by proxy for each share standing in his name on the books of the Corporation.

                     (2)  DIVIDENDS.  Dividends may be paid
on the Common Shares when and as declared by the Board of Directors after payment has been made, or funds have been set aside for payment, of all dividends, sinking funds, retirement funds or other retirement benefits to which the holders of Preferred Shares are entitled.

                     (3)  LIQUIDATION.  In the event of any
liquidation or dissolution, after the full preferential amounts to which the holders of Preferred Shares and any other class having preference over the Common Shares have been paid or set aside, the holders of the Common Shares shall be entitled to receive the remaining assets of the Corporation available for distribution.

          (b)       PREFERRED SHARES

                     (1)  ISSUANCE.  The Board of Directors
may issue the Preferred Shares in series and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each such series to the extent not fixed or limited by the provisions set forth herein (and subject to limitations prescribed by law).

                     (2)  VOTING.  Whenever accrued
dividends on the Preferred Shares in an amount equivalent to six quarterly dividends shall not have been paid or declared and a sum sufficient for the payment thereof set aside, the holders of the Preferred Shares, voting separately as a class, shall be entitled to elect two directors at the next annual or special meeting of the shareholders. Such right of the holders of the Preferred
Shares to elect two directors may be exercised until dividends in default on the Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set aside. When so paid or provided for, the right of the holders of the Preferred Shares to elect such number of directors shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future dividend default or defaults. During any time that the holders of the Preferred Shares, voting as a class, are entitled to elect two directors as hereinabove provided, the holders of any series of Preferred Shares entitled to participate with the holders of the Common Shares in the election of directors shall not be so entitled to participate with the holders of the Common Shares in the election of such directors.

At any annual or special meeting of the shareholders or any adjournment thereof at which the holders of Preferred
Shares shall be entitled to elect two directors, if the holders of at least a majority of the Preferred Shares then outstanding shall be present or represented by proxy, then, by vote of the holders of at least a majority of the Preferred Shares then present or so represented at such meeting, the authorized number of directors of the Corporation shall be increased by two, and at such meeting the holders of the Preferred Shares, voting as a class, shall be entitled to elect the additional directors so provided for. Whenever the holders of Preferred Shares shall be divested of special voting power as herein provided, the terms of all persons elected as directors by the holders of the Preferred Shares as a class shall terminate at the next annual meeting, and the authorized number of directors of the Corporation shall be reduced accordingly.



          (c)  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK:

1.  Designation and Amount.

The shares of such series shall be designated as "Series A
Junior Participating Preferred Stock" (the "Series A
Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

2.  Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series
A Preferred Stock, in preference to the holders of Common
Stock, par value $1 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year
(each such date being referred to herein as a "Quarterly
Dividend Payment Date"), commencing on the first Quarterly
Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common
Stock since the immediately preceding Quarterly Dividend
Payment Date or, with respect to the first Quarterly
Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.
In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred
Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent
Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly
Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend
Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred
Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.
Accrued but unpaid dividends shall not bear interest.
Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

3.  Voting Rights.  The holders of shares of Series A
Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.
In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  Except as otherwise provided herein, in any other
Certificate of Amendment creating a series of Preferred
Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law or the Certificate of Incorporation, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common
Stock as set forth herein) for taking any corporate action.

4.  Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                 	(i)    declare or pay dividends,
or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii)    declare or pay dividends, or make
any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A
Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               	(iii)    redeem or purchase or
otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior
(either as to dividends or upon dissolution, liquidation or winding up) to the Series A
Preferred Stock; or

               	(iv)    redeem or purchase or
otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A
Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

 (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section
4, purchase or otherwise acquire such shares at such time and in such manner.

5.  Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A
Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common
Stock) into a greater or lesser number of shares of Common
Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.  Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred
Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.  No Redemption.

The shares of Series A Preferred Stock shall not be redeemable.

9.  Rank.

The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

10.  Amendment.

The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred
Stock, voting together as a single class.


     Fifth: The Board of Directors may divide the Preferred Shares into classes or series or both and may determine or change the designation, number of shares, relative rights, preferences and limitations of any class or series except as otherwise provided herein.

     Sixth: The address of the Corporation's current registered office is:
                             One Giralda Farms
                             P.O. Box 1000
                             Madison, New Jersey 07940-1000

and the name of the Corporation's current registered agent at such address is William J. Silbey.

     Seventh:  Neither the name "Schering" nor the name
"Plough" shall be deleted from the name of the Corporation except with the affirmative vote of at least two-thirds of the shares at the time outstanding and entitled to vote.

     Eighth: The number of directors constituting the current Board of Directors is thirteen.

                 The names and addresses of the directors are as follows:

         NAMES                             ADDRESSES

Martin J Condon III                 3022 Jackson Avenue
                                    Memphis, Tennessee 38101
W. H. Conzen                        60 Orange Street
                                    Bloomfield, New Jersey 07003
Everett R. Cook                     3022 Jackson Avenue
                                    Memphis, Tennessee 38101
R. Lee Jenkins                      3022 Jackson Avenue
                                    Memphis, Tennessee 38101
George J. Leness                    60 Orange Street
                                    Bloomfield, New Jersey 07003
Donald R. Longman                   60 Orange Street
                                    Bloomfield, New Jersey 07003
Willard F. McCormick                60 Orange Street
                                    Bloomfield, New Jersey 07003


         NAMES                             ADDRESSES

Anton F. Pestalozzi                 60 Orange Street
                                    Bloomfield, New Jersey 07003
Abe Plough                          3022 Jackson Avenue
                                    Memphis, Tennessee 38101
Harry B. Solmson                    3022 Jackson Avenue
                                    Memphis, Tennessee 38101
George G. Walker                    60 Orange Street
                                    Bloomfield, New Jersey 07003
Robert E. Waterman                  60 Orange Street
                                    Bloomfield, New Jersey 07003
Gustave E. Weidenmyer               60 Orange Street
                                    Bloomfield, New Jersey 07003



   Ninth:  Board of Directors

         (a) Number, Election and Terms. The business and affairs of the Corporation shall be managed by a Board of Directors which, subject to any rights of the holders of any series of Preferred Shares of the Corporation
("Preferred Shares") then outstanding to elect additional directors under specified circumstances, shall consist of not less than nine (9) nor more than twenty-one (21) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or (ii) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. At the 1985 annual meeting of shareholders, the directors shall be divided into three classes, as nearly equal in number as possible (but with not less than three directors in each class), with the term of office of the first class to expire at the 1986 annual meeting of shareholders, the term of office of the second class to expire at the 1987 annual meeting of shareholders and the term of office of the third class to expire at the 1988 annual meeting of shareholders, and with the members of each class to hold office until their successors shall have been elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

          (b)  Shareholder Nomination of Director
Candidates. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the By-laws.

          (c)  Newly Created Directorships and Vacancies.
Subject to the rights of the holders of any series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director.

          (d)  Removal.  Subject to the rights of the
holders of any series of Preferred Shares then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          (e) Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Ninth entitled "Board of Directors", or to alter, amend, adopt any provision inconsistent with or repeal Sections 1 ("Number, Election and Terms"), 2 ("Removal") or 3 ("Newly Created
Directorships and Vacancies") of Article V ("Directors"),
Article VI ("Nominations of Director Candidates") or
Article X ("Amendment, Repeal, etc.") of the By-laws of the Corporation.

     Tenth:  Shareholder Action

           Subject to the rights of the holders of any series of Preferred Shares then outstanding, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders unless all of the shareholders entitled to vote thereon consent thereto in writing. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article entitled "Shareholder Action", or to alter, amend, adopt any provision inconsistent with or repeal Article IV ("Shareholder Action") of the By-laws of the Corporation.

     Eleventh:  Business Combinations

              (a)  Vote Required for Business Combinations.

                    (1)  Higher Vote for Business
Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section (b) of this Article
Eleventh, any Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors
(the "Voting Stock"), voting together as a single class (it being understood that, for purposes of this Article
Eleventh, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                   (2)  Definition of "Business
Combination". The term "Business Combination" as used in this Article Eleventh shall mean any transaction which is referred to in any one or more of the following clauses (i) through (v):

                       (i)  any merger or consolidation of
the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation
(whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                      (ii)  any sale, lease, exchange,
mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate
Fair Market Value (as hereinafter defined) of
$50,000,000 or more; or

                    (iii)  the issuance or transfer by the
Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary having an aggregate
Fair Market Value of $50,000,000 or more to any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                   (iv)  the adoption of any plan or
proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested
Shareholder or any Affiliate of any Interested
Shareholder; or

                    (v)  any reclassification of securities
(including any reverse stock split), or
recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested
Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

            (b)  When Higher Vote is Not Required.  The
provisions of Section (a) of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

                  (1)  Approval by Continuing Directors.
The Business Combination shall have been approved by a majority of the total number of the Continuing
Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one
Continuing Director.

                 (2)  Price, Form of Consideration and
Procedural Requirements. All of the following conditions shall have been met:

                      (i)  The aggregate amount of the cash
and the Fair Market Value as of the date of the consummation of the Business Combination (the
"Consummation Date") of consideration other than cash to be received per share by holders of Common Shares of the Corporation (the "Common Shares") in such Business Combination shall be at least equal to the sum of:

                       (a)  the greater of (1) (if
applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common
Shares acquired or beneficially owned by it that were acquired within the two-year period immediately prior to the first public announcement of the proposal of the Business
Combination (the "Announcement Date") or in the transaction in which it became an Interested
Shareholder, whichever is higher, or (2) the Fair Market Value per share of Common Shares on the day after the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article Eleventh as the "Determination Date"), whichever is higher; and

                      (b)  interest on the per share price
calculated at the rate for 90-day United States
Treasury obligations in effect on the
Determination Date, compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable to holders of record on record dates occurring in the interim, up to the amount of such interest.

                   (ii)  The aggregate amount of the cash
and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock, other than Common Shares
(and other than Institutional Voting Stock, as hereinafter defined), in such Business Combination shall be at least equal to the sum of the following, unless such Business Combination is one in which the Corporation is to become the surviving entity and such class of outstanding Voting Stock is to remain outstanding without any change in its rights, preferences and limitations, in which case such aggregate amount shall be at least equal to the sum of (x) the higher of the amounts set forth in subparagraphs (a)(1) and (a)(3) below and (y) the amount set forth in subparagraph (b) below [it being intended that the requirements of this paragraph
(2)(ii) shall be required to be met with respect to every such class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock]:

                 (a)  the greatest of (1) (if applicable)
the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested
Shareholder for any shares of such class of Voting Stock acquired or beneficially owned by it that were acquired within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested
Shareholder, whichever is higher, (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or
(3) the Fair Market Value per share of such class of Voting Stock on the day after the Announcement Date or on the Determination Date, whichever is higher; and

                 (b)  interest on the per share price
calculated at the rate of 90-day United States
Treasury obligations in effect on the
Determination Date, compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable on such class to holders of record on record dates occurring in the interim, up to the amount of such interest.

            (iii)  The consideration to be received by
holders of a particular class of outstanding Voting
Stock (including Common Shares) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting
Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

            (iv) The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested
Shareholder immediately prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares meeting all of the terms and conditions of this paragraph (2) (provided, however, that the failure of any shareholders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this subparagraph (2)(iv) from being satisfied).

            (v)  After such Interested Shareholder has
become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the total number of Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Shares of the Corporation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by a majority of the total number of Continuing
Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the total number of Continuing
Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested
Shareholder becoming an Interested Shareholder.

            (vi)  After such Interested Shareholder has
become an Interested Shareholder, such interested
Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

            (vii)  A proxy or information statement
describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy or information statement shall contain, if a majority of the total number of Continuing Directors so requests, an opinion of a reputable investment banking firm (which firm shall be selected by a majority of the total number of Continuing Directors, furnished with all information it reasonably requests, and paid a reasonable fee for its services by the Corporation upon the Corporation's receipt of such opinion) as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of shares of Voting Stock
(other than the Interested Shareholder).

(c)  Certain Definitions.  For the purposes of this Article
Eleventh:

            (1)  A "person" shall mean any individual,
firm, corporation or other entity.

            (2)  "Interested Shareholder" shall mean any
person (other than the Corporation or any Subsidiary) who or which:

             (i)  is the beneficial owner, directly or
indirectly, of more than 10% of the voting power of the then outstanding Voting Stock; or

            (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

            (iii)  is an assignee of or has otherwise
succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities
Act of 1933.

            (3) A person shall be a "beneficial owner" of any shares of Voting Stock:

            (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

            (ii)  which such person or any of its
Affiliates or Associates has (a) the right to acquire
(whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

            (iii)  which are beneficially owned, directly
or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (4) In determining whether a person is an Interested Shareholder pursuant to paragraph (2) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities
Exchange Act of 1934, as in effect on April 23, 1985.

            (6) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this Section (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

            (7)  "Continuing Director" shall mean any
member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and who was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and who is recommended to succeed a Continuing Director by a majority of the total number of Continuing Directors then on the Board of Directors.

           (8) "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York
Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock
Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National
Association of Securities Dealers, Inc. Automated
Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the total number of Continuing Directors in good faith, in each case with respect to any class of such stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the total number of Continuing
Directors in good faith.

           (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs
(2)(i) and (2)(ii) of Section (b) of this Article Eleventh shall include the Common Shares and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         (10)  References to "highest per share price"
shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

         (11) "Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

            (d)  Powers of the Board and the Continuing
Directors. A majority of the entire Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article
Eleventh, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder. Once the Board of Directors has made a determination, pursuant to the preceding sentence, that a person is an Interested Shareholder, a majority of the total number of Directors of the Corporation who would qualify as Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article Eleventh, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article Eleventh, including, without limitation, (A) the number of shares of Voting Stock beneficially owned by any person, (B) whether a person is an Affiliate or Associate of another, (C) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or more, and (D) whether all of the applicable conditions set forth in paragraph (2) of Section (b) of this Article
Eleventh have been met with respect to any Business
Combination. Any determination pursuant to this Section (d) made in good faith shall be binding and conclusive on all parties.

            (e)  No Effect on Fiduciary Obligations of
Interested Shareholders. Nothing contained in this Article Eleventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

            (f) Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), and in addition to any affirmative vote of the holders of Preferred Shares or any other class of capital stock of the Corporation or any series of any of the foregoing then outstanding which is required by law or by or pursuant to this Certificate of Incorporation, the affirmative vote of the holders of 80% or more of the voting power of all the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article Eleventh of this Certificate of Incorporation.

          Twelfth:  Anti-Greenmail

            (a)  Except as expressly permitted in section
(b) of this Article Twelfth, any purchase by the Corporation, or any Subsidiary (as hereinafter defined), of shares of Voting Stock (as hereinafter defined) from a 5% Shareholder (as hereinafter defined) at a per share price in excess of the Market
Price (as hereinafter defined) at the time of such purchase of the shares so purchased shall require the affirmative vote of the holders of that amount of the voting power of the Voting Stock equal to the sum of
(i) the voting power of the shares of Voting Stock of which the 5% Shareholder is the beneficial owner (as hereinafter defined) and (ii) a majority of the voting power of the remaining outstanding shares of Voting Stock, voting together as a single class.

            (b)  The provisions of Section (a) of this
Article Twelfth shall not be applicable to any purchase of shares of Voting Stock pursuant to (i) an offer made available on the same terms to the holders of all of the outstanding shares of the same class of Voting Stock as those so purchased or (ii) a purchase program effected on the open market and not as a result of a privately-negotiated transaction.

            (c)  For the purposes of this Article Twelfth:

                   (i)  A "person" shall mean any
individual, firm, corporation or other entity.

                  (ii)  "Voting Stock" shall mean the
outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                  (iii)  "5% Shareholder" shall mean any
person (other than the Corporation or any Subsidiary) who or which:

                        (a)  is the beneficial owner,
directly or indirectly, of more than five percent of the voting power of the outstanding shares of Voting Stock; or

                        (b)  is an Affiliate (as
hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than five percent of the voting power of the then outstanding shares of Voting Stock; or

                        (c)  is an assignee of or has
otherwise succeeded to any shares of Voting
Stock which were at any time within the
two-year period immediately prior to the date in question beneficially owned by any 5% Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                   (iv)  A person shall be a "beneficial
owner" of any shares of Voting Stock:

                        (a)  which such person or any of
its Affiliates or Associates (as
hereinafter defined) beneficially owns,
directly or indirectly; or

                        (b)  which such person or any of
its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

                        (c)  which are beneficially owned,
directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                     (v)  For the purpose of determining
whether a person is a 5% Shareholder pursuant to paragraph (iii) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (iv) of this Section (c), but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                     (vi)  "Affiliate" and "Associate"
shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange
Act of 1934, as in effect on April 28, 1987.

                    (vii)  "Subsidiary" shall mean any
corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purpose of the definition of a 5% Shareholder set forth in paragraph (iii) of this Section (c) the term "Subsidiary" shall mean only a corporation of which a majority of the voting power of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

                   (viii)  "Market Price" shall mean the
last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York
Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New
York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United
States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers,
Inc. Automated Quotations System or any
comparable system then in use (or any other system of reporting or ascertaining quotations then available), or, if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by a majority of the entire Board of Directors in good faith.

            (d) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article Twelfth, on the basis of information known to them after reasonable inquiry,
(i) whether the provisions of this Article Twelfth are applicable to a particular transaction, (ii) whether a person is a 5% Shareholder, (iii) the number of shares of Voting Stock beneficially owned by any person and (iv) whether a person is an Affiliate or an Associate of another person. The good faith determination of the Board of Directors shall be conclusive and binding for all purposes of this Article Twelfth.

            (e) Notwithstanding anything contained in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), and in addition to any affirmative vote of the holders of Preferred Shares or any other class of capital stock of the Corporation or any series of any of the foregoing then outstanding which is required by law or by or pursuant to this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Twelfth.


     Thirteenth: Limitation of Liability, Indemnification and Insurance

            (a)  Elimination of Certain Liability.

            (1) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

            (2) An officer of the Corporation shall not be personally liable, for the duration of any time permitted by law as it now exists or may hereafter be amended, to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission
(i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such person of an improper personal benefit.

      (b) Indemnification and Insurance.

            (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding (a
"proceeding"), by reason of his or her being or having been a director, officer, employee, or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger, or by reason of his or her being or having been a director, officer, trustee, employee or agent of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise
(whether or not for profit), serving as such at the request of the Corporation or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the New Jersey
Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorneys' fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that, except as provided in paragraph (2) of this Section (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the New Jersey
Business Corporation Act so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such director, officer, employee, or agent to repay all amounts so advanced unless it shall ultimately be determined that such person is entitled to be indemnified under this Section or otherwise.

            (2)  Right of Claimant to Bring Suit.  If a
claim under paragraph (1) of this Section (b) is not paid in full by the Corporation within thirty days after a written request has been received by the Corporation, the claimant may at any time thereafter apply to a court for an award of indemnification by the Corporation for the unpaid amount of the claim and, if successful on the merits or otherwise in connection with any proceeding, or in the defense of any claim, issue or matter therein, the claimant shall be entitled also to be paid by the Corporation any and all expenses incurred or suffered in connection with such proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any proceeding where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the New Jersey Business Corporation
Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the New
Jersey Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            (3) Non-Exclusivity of Rights. The right to indemnification and advancement of expenses provided by or granted pursuant to this Section (b) shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law,agreement, vote of shareholders or otherwise, provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not met the applicable standard of conduct required to be met under the New Jersey Business Corporation Act.

            (4) Insurance. The Corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of such person's being or having been such a director, officer, employee or agent, whether or not the Corporation would have the power to indemnify such person against such expenses and liabilities under the provisions of this Section (b) or otherwise.






Dated:  January 8, 1971

                 SCHERING-PLOUGH CORPORATION



                                  By   /s/ W. H. Conzen
                                       W. H Conzen, President


AMENDED:    May 4, 1973
[Filing     April 2, 1979
Date]       May 24, 1979
            April 30, 1984
            May 31, 1984
            April 24, 1985
            April 29, 1987
            August 7, 1989
            October 31, 1994
            May 16, 1995  (effective June 9, 1995)
            April 4, 1996
            May 9, 1997 (effective June 3, 1997)